Exhibit 99.1

Alliant Energy Corporation
Corporate Headquarters
4902 North Biltmore Lane
Suite 1000
Madison, WI 53718-2148
www.alliantenergy.com
News Release

FOR IMMEDIATE RELEASE	Media Contact:	Scott Reigstad (608) 458-3145
	Investor Relations:	Susan Gille (608) 458-3956

ALLIANT ENERGY ANNOUNCES 2012 RESULTS

MADISON, Wis. - February 14, 2013 - Alliant Energy Corporation (NYSE: LNT) today announced U.S. generally accepted accounting principles (GAAP) and non-GAAP consolidated unaudited earnings from continuing operations for 2012 and 2011 as follows:

	Adjusted (non-GAAP) EPS from Continuing Operations		GAAP EPS from Continuing Operations
	2012	2011	2012	2011
Utility and Corporate Services	$2.87	$2.77	$2.75	$2.57
Non-regulated and Parent	0.18	0.18	0.18	0.35
Alliant Energy Consolidated	$3.05	$2.95	$2.93	$2.92

“In 2012, we delivered solid financial results,” said Patricia Kampling, Alliant Energy Chairman, President and CEO. “Consistent with our long-term earnings growth goal, our non-GAAP weather adjusted earnings increased by 5% over calendar year 2011.”

Utility and Corporate Services - Alliant Energy’s Utility and Alliant Energy Corporate Services, Inc. (Corporate Services) operations generated $2.87 per share of non-GAAP earnings per share (EPS) from continuing operations in 2012, which was $0.10 per share higher than 2011. Income tax impacts at IPL due to Iowa rate-making practices, lower generation operation and maintenance expenses, higher WPL retail fuel cost recovery, and higher AFUDC related to emission control projects led to higher EPS in 2012 when compared to 2011. These positive EPS drivers were partially offset by higher depreciation expense, higher capacity charges for nuclear purchased power agreements, and record warm weather in the first quarter of 2012, negatively impacting electric and gas sales. The weather impact on electric and gas sales was $0.12 per share and $0.16 per share in 2012 and 2011, respectively.

Non-regulated and Parent - Alliant Energy’s non-regulated and parent operations generated $0.18 per share of non-GAAP EPS from continuing operations in 2012, which was the same as 2011.

Earnings Adjustments - 2012 non-GAAP EPS excludes net losses of $0.12 per share from adjustments consisting of increased tax obligations at the utilities due to state tax apportionment changes due to the RMT sale and regulatory-related credits. 2011 non-GAAP EPS excludes net losses of $0.03 per share from adjustments consisting of impairment charges, regulatory-related charges and credits, charges related to an amendment to Alliant Energy’s Cash Balance Pension Plan, charges for emission allowance contracts and the reversal of deferred tax valuation allowances. Non-GAAP adjustments, which relate to material charges or income that are not normally associated with ongoing operations, are provided as a supplement to results reported in accordance with GAAP. Refer to page 5 of this document for additional details of the earnings adjustments for 2012 and 2011.

Details regarding GAAP EPS from continuing operations variances between 2012 and 2011 for Alliant Energy’s operations are as follows:

	Total Year GAAP EPS
	2012	2011
Utility and Corporate Services	$2.75	$2.57
Non-regulated and Parent	0.18	0.35
Alliant Energy Consolidated	$2.93	$2.92

	2012	2011	Variance
Utility and Corporate Services operations:
Non-recurring state income tax impacts in 2012	($0.14)	$—	($0.14)
Income tax impacts at IPL due to Iowa rate-making practices associated with mixed service and repairs projects	0.12	—	0.12
Higher depreciation expense			(0.08)
Higher capacity charges for nuclear purchased power agreements			(0.07)
Impairment charges in 2011	—	(0.07)	0.07
Net regulatory-related charges from IPL electric rate case decision in 2011	—	(0.06)	0.06
Lower generation operation and maintenance expenses			0.06
WPL retail fuel cost recovery	0.03	(0.02)	0.05
Cash Balance Pension Plan amendment charges in 2011	—	(0.05)	0.05
Higher AFUDC (primarily due to emission control projects)			0.05
Weather impact on electric and gas sales	0.12	0.16	(0.04)
Charges for emission allowance contracts in 2011	—	(0.02)	0.02
Regulatory-related credits from WPL rate case decision in 2012	0.02	—	0.02
Other			0.01
Total Utility and Corporate Services operations			$0.18
Non-regulated and Parent operations:
Non-recurring state income tax impacts in 2011	$—	$0.17	($0.17)
Total Non-regulated and Parent operations			($0.17)

Non-recurring state income tax impacts in 2012 - Alliant Energy utilizes state apportionment projections to record its deferred tax assets and liabilities for each reporting period. These state apportionment projections are significantly impacted by the estimated amount of revenues expected in the future from each state jurisdiction for Alliant Energy’s consolidated tax group, including both its regulated and non-regulated operations. The forecasted amount of revenues from each state jurisdiction for Alliant Energy’s consolidated tax group changed in the first quarter of 2012. This resulted from the planned sale of the RMT business. The change in the state apportionment projections resulted in non-recurring state income tax charges of $15 million ($8 million at IPL and $7 million at WPL), or $0.14 per share in the first quarter of 2012.

Income tax impacts at IPL due to Iowa rate-making practices associated with mixed service and repairs projects - In 2012, the Internal Revenue Service audit process to review the elected change in accounting method for allocation of mixed service costs and repairs expenditures was completed. Prior to 2012, tax expense and benefits related to mixed service costs and repairs book to tax differences were recorded in the tax benefit rider regulatory liability. Upon completion of the IRS audit process, the tax expenses and benefits related to mixed service costs and repairs began flowing through the income statement in 2012 pursuant to Iowa rate-making practices. The impact of the changes in income tax impacts at IPL due to Iowa rate-making practices associated with mixed service and repairs projects resulted in a positive year-over-year variance of $0.12 per share.

Weather impact on electric and gas sales - Weather in Alliant Energy’s service territory in the first quarter of 2012 was among the warmest on record with approximately 22 percent fewer heating degree days than normal. Even though the summer of 2012 was warmer than 2011, it was not enough to offset the first quarter negative EPS impact. The impact of the changes in weather on Alliant Energy’s electric and gas sales resulted in a negative year-over-year variance of $0.04 per share.

Regulatory-related credits from WPL retail rate case decision in June 2012 - In July 2012, the Public Service Commission of Wisconsin (PSCW) issued its written order on the 2013/2014 test period electric and gas retail rate case request filed by WPL. The regulatory-related credits from this decision resulted in an increase in earnings of $0.02 per share in the second quarter of 2012.

2013 Earnings Guidance

Alliant Energy is affirming its 2013 earnings per share guidance as follows:

Utility and Corporate Services	$2.90 - $3.10
Non-regulated and Parent	0.05 - 0.15
Alliant Energy Consolidated	$2.95 - $3.25

“In 2013, we expect to continue to see the earnings benefit of our rate base growth initiatives, while at the same time we anticipate the tax benefit riders in Iowa, and continued cost controls across the service territory, will help ensure we maintain competitive rates,” said Patricia Kampling, Alliant Energy Chairman, President and CEO.

The 2013 earnings guidance does not include the impacts of any non-cash valuation adjustments, regulatory-related charges or credits, reorganization or restructuring charges, discontinued operations, future changes in laws or regulations, charges related to preferred stock redemptions, adjustments made to deferred tax assets and liabilities from valuation allowances, pending lawsuits and disputes, federal and state income tax audits and other Internal Revenue Service proceedings or changes in generally accepted accounting principles that may impact the reported results of Alliant Energy.

Drivers for Alliant Energy’s 2013 earnings guidance include, but are not limited to:

•	Stable economy and resulting implications on utility sales

•	Normal weather and operating conditions in its utility service territories

•	Ability of IPL and WPL to earn their authorized rates of return

•	Regulatory decisions impacting earnings at IPL from tax initiatives

•	Ability of WPL to recover future purchased power, fuel and fuel-related costs through rates in a timely manner

•	Continuing cost controls and operational efficiencies

•	Execution of IPL’s and WPL’s capital expenditure plans

•	Consolidated effective tax rate of 14%

Earnings Conference Call

A conference call to review the 2012 results is scheduled for Thursday, February 14th at 9:00 a.m. central time. Alliant Energy Chairman, President and Chief Executive Officer Patricia Kampling and Chief Financial Officer Tom Hanson will host the call. The conference call is open to the public and can be accessed in two ways. Interested parties may listen to the call by dialing 888-221-9591 (United States or Canada) or 913-312-1434 (International), passcode 8244179. Interested parties may also listen to a webcast at www.alliantenergy.com/investors. In conjunction with the information in this earnings announcement and the conference call, Alliant Energy posted supplemental materials on its website. A replay of the call will be available through February 21, 2013, at 888-203-1112 (United States or Canada) or 719-457-0820 (International), passcode 8244179. An archive of the webcast will be available on the Company’s Web site at www.alliantenergy.com/investors for 12 months.

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Resources, LLC, the parent company of Alliant Energy’s non-regulated operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 1 million electric and 415,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wis., is a Fortune 1000 company traded on the New York Stock Exchange under the symbol LNT. For more information, visit the Company’s Web site at www.alliantenergy.com.

This press release includes forward-looking statements. These forward-looking statements can be identified as such because the statements include words such as “expect,” “anticipate,” “plan,” or other words of similar import. Similarly, statements that describe future financial performance or plans or strategies are forward-looking statements. Such forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Actual results could be materially affected by the following factors, among others:

•	federal and state regulatory or governmental actions, including the impact of energy, tax, financial and health care legislation, and of regulatory agency orders;

•
IPL’s and WPL’s ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs, fuel costs, transmission costs, deferred expenditures, capital expenditures, and remaining costs related to generating units that may be permanently closed, earning their authorized rates of return, and the payments to their parent of expected levels of dividends;

•	the ability to continue cost controls and operational efficiencies;

•	the impact of IPL’s retail electric base rate freeze in Iowa through 2013;

•	the impact of WPL’s retail electric and gas base rate freeze in Wisconsin through 2014;

•	weather effects on results of utility operations including impacts of temperature changes and drought conditions in IPL’s and WPL’s service territories on customers’ demand for electricity and gas;

•	the state of the economy in IPL’s and WPL’s service territories and resulting implications on sales, margins and ability to collect unpaid bills;

•
developments that adversely impact Alliant Energy’s, IPL’s and WPL’s ability to implement their strategic plans, including unanticipated issues with new emission control equipment for various coal-fired generating facilities of IPL and WPL, IPL’s construction of its proposed natural gas-fired electric generating facility in Iowa, IPL’s new purchased power agreement with NextEra Energy Resources, LLC, Alliant Energy Resources, LLC’s selling price of the electricity output from its new 100 megawatt Franklin County wind project, and the potential decommissioning of certain generating facilities of IPL and WPL;

•
issues related to the availability of generating facilities and the supply and delivery of fuel and purchased electricity and the price thereof, including the ability to recover and to retain the recovery of purchased power, fuel and fuel-related costs through rates in a timely manner;

•	the impact that fuel and fuel-related prices may have on IPL’s and WPL’s customers’ demand for utility services;

•	the ability to defend against environmental claims brought by state and federal agencies, such as the U.S. Environmental Protection Agency, or third parties, such as the Sierra Club;

•
issues associated with environmental remediation efforts and with environmental compliance generally, including changing environmental laws and regulations and litigation associated with changing environmental laws and regulations;

•	the ability to recover through rates all environmental compliance and remediation costs, including costs for projects put on hold due to uncertainty of future environmental laws and regulations;

•	the direct or indirect effects resulting from terrorist incidents, including cyber terrorism, or responses to such incidents;

•
impacts of future tax benefits from deductions for repairs expenditures and mixed service costs and temporary differences from historical tax benefits from such deductions that are included in rates when the differences reverse in future periods;

•	any material post-closing adjustments related to any past asset divestitures, including the sale of RMT, Inc.;

•	continued access to the capital markets on competitive terms and rates, and the actions of credit rating agencies;

•	inflation and interest rates;

•
changes to the creditworthiness of counterparties with which Alliant Energy, IPL and WPL have contractual arrangements, including participants in the energy markets and fuel suppliers and transporters;

•
issues related to electric transmission, including operating in Regional Transmission Organization (RTO) energy and ancillary services markets, the impacts of potential future billing adjustments and cost allocation changes from RTOs and recovery of costs incurred;

•	unplanned outages, transmission constraints or operational issues impacting fossil or renewable generating facilities and risks related to recovery of resulting incremental costs through rates;

•
Alliant Energy’s ability to successfully pursue appropriate appeals with respect to, and any liabilities arising out of, the alleged violation of the Employee Retirement Income Security Act of 1974 by Alliant Energy’s Cash Balance Pension Plan;

•	current or future litigation, regulatory investigations, proceedings or inquiries;

•	Alliant Energy’s ability to sustain its dividend payout ratio goal;

•	employee workforce factors, including changes in key executives, collective bargaining agreements and negotiations, work stoppages or additional restructurings;

•
impacts that storms or natural disasters, including forest or prairie fires, in IPL’s and WPL’s service territories may have on their operations and recovery of, and rate relief for, costs associated with restoration activities;

•	access to technological developments;

•	material changes in retirement and benefit plan costs;

•	the impact of incentive compensation plans accruals;

•	the effect of accounting pronouncements issued periodically by standard-setting bodies;

•	the impact of changes to governmental incentives for wind projects;

•	the impact of adjustments made to deferred tax assets and liabilities from state apportionment assumptions;

•	the ability to utilize tax credits and net operating losses generated to date, and those that may be generated in the future, before they expire;

•	the ability to successfully complete tax audits, changes in tax accounting methods and appeals with no material impact on earnings and cash flows; and

•	factors listed in the “2013 Earnings Guidance” sections of this press release.

Without limitation, the expectations with respect to 2013 earnings guidance in this press release are forward-looking statements and are based in part on certain assumptions made by Alliant Energy, some of which are referred to in the forward-looking statements. Alliant Energy cannot provide any assurance that the assumptions referred to in the forward-looking statements or otherwise are accurate or will prove to be correct. Any assumptions that are inaccurate or do not prove to be correct could have a material adverse effect on Alliant Energy’s ability to achieve the estimates or other targets included in the forward-looking statements. The forward-looking statements included herein are made as of the date hereof and Alliant Energy undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

Note: Unless otherwise noted, all “per share” references in this release refer to earnings per diluted share.

ALLIANT ENERGY CORPORATION
FULL YEAR EARNINGS SUMMARY

A summary of Alliant Energy’s 2012 results compared to 2011 results is as follows:

EPS:	GAAP EPS		Adjustments		Non-GAAP EPS
	2012	2011	2012	2011	2012	2011
IPL	$1.24	$1.12	$0.08	$0.12	$1.32	$1.24
WPL	1.47	1.45	0.04	0.08	1.51	1.53
Corporate Services	0.04	—	—	—	0.04	—
Subtotal for Utility and Corporate Services	2.75	2.57	0.12	0.20	2.87	2.77
Non-regulated and Parent	0.18	0.35	—	(0.17)	0.18	0.18
EPS from continuing operations	2.93	2.92	0.12	0.03	3.05	2.95
EPS from discontinued operations	(0.04)	(0.18)	—	—	(0.04)	(0.18)
Alliant Energy Consolidated	$2.89	$2.74	$0.12	$0.03	$3.01	$2.77

Earnings (in millions):	GAAP Income (Loss)		Adjustments		Non-GAAP Income (Loss)
	2012	2011	2012	2011	2012	2011
IPL	$137.6	$124.3	$8.1	$13.2	$145.7	$137.5
WPL	162.4	160.2	5.1	8.4	167.5	168.6
Corporate Services	4.8	—	—	—	4.8	—
Subtotal for Utility and Corporate Services	304.8	284.5	13.2	21.6	318.0	306.1
Non-regulated and Parent	20.1	38.6	0.1	(18.6)	20.2	20.0
Total earnings from continuing operations	324.9	323.1	13.3	3.0	338.2	326.1
Loss from discontinued operations	(5.1)	(19.5)	—	—	(5.1)	(19.5)
Alliant Energy Consolidated	$319.8	$303.6	$13.3	$3.0	$333.1	$306.6

Adjusted, or non-GAAP, operating earnings for 2012 and 2011 do not include the following items (after-tax) that were included in the reported GAAP earnings:

	Non-GAAP Income (Loss)
	Adjustments		Non-GAAP EPS
	(in millions)		Adjustments
	2012	2011	2012	2011
Utility and Corporate Services Operations:
Non-recurring state income tax impacts	($15.1)	$—	($0.14)	$—
Regulatory-related credits from WPL rate case decision	1.9	—	0.02	—
Impairment charges	—	(7.1)	—	(0.07)
Net regulatory-related charges from IPL electric rate case decision	—	(6.6)	—	(0.06)
Cash balance pension plan amendment charges	—	(5.8)	—	(0.05)
Charges for emission allowance contracts	—	(2.1)	—	(0.02)
Subtotal for Utility and Corporate Services Operations	(13.2)	(21.6)	(0.12)	(0.20)
Non-regulated and Parent Operations:
Non-recurring state income tax impacts	(0.1)	18.9	—	0.17
Cash balance pension plan amendment charges	—	(0.3)	—	—
Subtotal for Non-regulated and Parent Operations	(0.1)	18.6	—	0.17
Alliant Energy Consolidated	($13.3)	($3.0)	($0.12)	($0.03)

ALLIANT ENERGY CORPORATION
FOURTH QUARTER EARNINGS SUMMARY

Details regarding fourth quarter GAAP EPS from continuing operations and variances for Alliant Energy’s operations are as follows:

	Q4 GAAP EPS
	2012	2011
Utility and Corporate Services	$0.57	$0.44
Non-regulated and Parent	0.07	0.14
Alliant Energy Consolidated	$0.64	$0.58

	2012	2011	Variance
Utility and Corporate Services operations:
Income tax impacts at IPL due to Iowa rate-making practices associated with mixed service and repairs projects	$0.07	$—	$0.07
Weather impact on electric and gas sales	(0.02)	(0.06)	0.04
Electric tax benefit rider impact at IPL (timing between quarters)	(0.04)	(0.05)	0.01
Other			0.01
Total Utility and Corporate Services operations			$0.13
Non-regulated and Parent operations:
Electric tax benefit rider impact at Parent (timing between quarters)	$0.02	$0.04	($0.02)
Other			(0.05)
Total Non-regulated and Parent operations			($0.07)

ALLIANT ENERGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(dollars in millions, except per share amounts)
Operating revenues:
Utility:
Electric	$589.0	$598.1	$2,589.3	$2,635.8
Gas	132.4	134.2	396.3	476.7
Other	17.0	16.2	56.7	62.0
Non-regulated	12.5	12.3	52.2	46.9
	750.9	760.8	3,094.5	3,221.4
Operating expenses:
Utility:
Electric production fuel and energy purchases	161.9	174.5	712.3	764.5
Purchased electric capacity	55.3	52.0	271.5	257.2
Electric transmission service	85.6	81.2	341.3	323.8
Cost of gas sold	76.1	84.2	217.2	295.2
Other operation and maintenance	157.4	153.6	590.0	630.2
Non-regulated operation and maintenance	3.3	4.7	11.9	18.0
Depreciation and amortization	85.0	81.0	332.4	321.0
Taxes other than income taxes	24.7	23.6	98.2	98.2
	649.3	654.8	2,574.8	2,708.1
Operating income	101.6	106.0	519.7	513.3
Interest expense and other:
Interest expense	40.9	38.6	156.7	158.3
Equity income from unconsolidated investments, net	(10.9)	(9.7)	(41.3)	(39.3)
Allowance for funds used during construction	(7.5)	(3.4)	(21.9)	(12.0)
Interest income and other	(1.6)	(2.1)	(4.0)	(4.3)
	20.9	23.4	89.5	102.7
Income from continuing operations before income taxes	80.7	82.6	430.2	410.6
Income taxes	5.6	14.7	89.4	69.2
Income from continuing operations, net of tax	75.1	67.9	340.8	341.4
Loss from discontinued operations, net of tax	(2.8)	(6.9)	(5.1)	(19.5)
Net income	72.3	61.0	335.7	321.9
Preferred dividend requirements of subsidiaries	4.0	4.0	15.9	18.3
Net income attributable to Alliant Energy common shareowners	$68.3	$57.0	$319.8	$303.6
Weighted average number of common shares outstanding (basic) (000s)	110,772	110,663	110,753	110,626
Weighted average number of common shares outstanding (diluted) (000s)	110,782	110,709	110,768	110,678
Earnings per weighted average common share attributable to Alliant Energy common shareowners (basic and diluted):
Income from continuing operations, net of tax	$0.64	$0.58	$2.93	$2.92
Loss from discontinued operations, net of tax	(0.02)	(0.07)	(0.04)	(0.18)
Net income	$0.62	$0.51	$2.89	$2.74
Amounts attributable to Alliant Energy common shareowners:
Income from continuing operations, net of tax	$71.1	$63.9	$324.9	$323.1
Loss from discontinued operations, net of tax	(2.8)	(6.9)	(5.1)	(19.5)
Net income	$68.3	$57.0	$319.8	$303.6
Dividends declared per common share	$0.45	$0.425	$1.80	$1.70

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	December 31,
	2012	2011
	(in millions)
ASSETS:
Property, plant and equipment:
Utility plant in service, net of accumulated depreciation	$6,942.3	$6,322.4
Utility construction work in progress	418.8	257.2
Other property, plant and equipment, net of accumulated depreciation	476.9	453.7
Current assets:
Cash and cash equivalents	21.2	11.4
Other current assets	973.1	859.2
Investments	319.0	300.7
Other assets	1,634.2	1,483.3
Total assets	$10,785.5	$9,687.9
CAPITALIZATION AND LIABILITIES:
Capitalization:
Alliant Energy Corporation common equity	$3,134.9	$3,013.0
Cumulative preferred stock of subsidiaries, net	205.1	205.1
Noncontrolling interest	1.8	1.8
Long-term debt, net (excluding current portion)	3,136.6	2,703.1
Total capitalization	6,478.4	5,923.0
Current liabilities:
Current maturities of long-term debt	1.5	1.4
Commercial paper	217.5	102.8
Other current liabilities	801.0	751.0
Other long-term liabilities and deferred credits	3,287.1	2,909.7
Total capitalization and liabilities	$10,785.5	$9,687.9

ALLIANT ENERGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2012	2011
	(in millions)
Cash flows from operating activities	$841.1	$702.7
Cash flows used for investing activities:
Construction and acquisition expenditures:
Utility business	(1,025.5)	(608.1)
Alliant Energy Corporate Services, Inc. and non-regulated businesses	(132.6)	(65.3)
Other	2.6	21.3
Net cash flows used for investing activities	(1,155.5)	(652.1)
Cash flows from (used for) financing activities:
Common stock dividends	(199.3)	(188.1)
Payments to redeem preferred stock	—	(40.0)
Net change in commercial paper	164.7	55.4
Proceeds from issuance of long-term debt	385.0	0.4
Other	(26.2)	(26.2)
Net cash flows from (used for) financing activities	324.2	(198.5)
Net increase (decrease) in cash and cash equivalents	9.8	(147.9)
Cash and cash equivalents at beginning of period	11.4	159.3
Cash and cash equivalents at end of period	$21.2	$11.4

KEY FINANCIAL STATISTICS

	December 31, 2012	December 31, 2011
Common shares outstanding (000s)	110,987	111,019
Book value per share	$28.25	$27.14
Quarterly common dividend rate per share	$0.45	$0.425

KEY OPERATING STATISTICS

	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Utility electric sales (000s of MWh)
Residential	1,792	1,792	7,679	7,740
Commercial	1,541	1,527	6,352	6,253
Industrial	2,856	2,876	11,555	11,504
Retail subtotal	6,189	6,195	25,586	25,497
Sales for resale:
Wholesale	795	799	3,317	3,372
Bulk power and other	485	277	1,303	1,757
Other	40	39	151	151
Total	7,509	7,310	30,357	30,777
Utility retail electric customers (at December 31)
Residential	844,388	842,780
Commercial	137,791	136,732
Industrial	2,842	2,895
Total	985,021	982,407
Utility gas sold and transported (000s of Dth)
Residential	8,241	7,657	23,071	26,891
Commercial	5,932	5,737	17,115	19,271
Industrial	1,035	982	3,068	3,848
Retail subtotal	15,208	14,376	43,254	50,010
Transportation / other	14,229	12,710	57,532	52,210
Total	29,437	27,086	100,786	102,220
Utility retail gas customers (at December 31)
Residential	368,708	367,497
Commercial	45,684	45,667
Industrial	456	496
Total	414,848	413,660

Estimated margin increases (decreases) from net impacts of weather (in millions) -
	Quarter Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Electric margins	($1)	($6)	$36	$29
Gas margins	(2)	(5)	(13)	—
Total weather impact on margins	($3)	($11)	$23	$29

	Quarter Ended December 31,			Year Ended December 31,
	2012	2011	Normal (a)	2012	2011	Normal (a)
Cooling degree days (CDDs) (a)
Cedar Rapids, Iowa (IPL)	8	20	11	1,052	887	740
Madison, Wisconsin (WPL)	3	10	7	1,070	814	625
Heating degree days (HDDs) (a)
Cedar Rapids, Iowa (IPL)	2,481	2,172	2,523	5,901	6,745	6,794
Madison, Wisconsin (WPL)	2,383	2,188	2,559	5,964	6,992	7,089

(a) HDDs and CDDs are calculated using a simple average of the high and low temperatures each day compared to a 65 degree base. Normal degree days are calculated using a rolling 20-year average of historical HDDs and CDDs.